Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Fourth Quarter and Full-Year 2020 Results

•Completed acquisition of select assets of Bombardier to diversify Spirit's business
•Raised $2.1 billion of senior secured debt and terminated 2018 credit facility during the year; Paid off $1.2 billion in debt during the year; Ended year with cash balance of $1.9 billion
•Reduced commercial aviation employees by 8,000 and cut annualized costs of $1 billion to align to lower rates of production

Wichita, Kan., February 23, 2021 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (“Spirit” or the “Company”) reported fourth quarter and full-year 2020 financial results.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2020	2019	Change	2020	2019	Change
Revenues	$877	$1,959	(55%)	$3,405	$7,863	(57%)
Operating (Loss) Income	($101)	$96	**	($813)	$761	**
Operating (Loss) Income as a % of Revenues	(11.6%)	4.9%	**	(23.9%)	9.7%	**
Net (Loss) Income	($296)	$68	**	($870)	$530	**
Net (Loss) Income as a % of Revenues	(33.8%)	3.5%	**	(25.6%)	6.7%	**
(Loss) Earnings Per Share (Fully Diluted)	($2.85)	$0.65	**	($8.38)	$5.06	**
Adjusted (loss) Earnings Per Share (Fully Diluted)*	($1.31)	$0.79	**	($5.72)	$5.54	**
Fully Diluted Weighted Avg Share Count	104.0	104.6		103.9	104.7
** Represents an amount equal to or in excess of 100% or not meaningful.

“2020 was one of the most challenging years in aviation history. For Spirit, the 737 MAX grounding and the COVID-19 pandemic created a dual-crisis. Our response focused on five critical actions: protecting employees, restructuring our cost base, strengthening our liquidity, implementing productivity projects, and diversifying the business with our planned acquisitions,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer. “With these actions, we worked to stabilize our liquidity and ended the year with $1.9 billion in cash while positioning Spirit to continue playing a leadership role in the aviation industry.”
* Non-GAAP financial measure, see Appendix for reconciliation

During the fourth-quarter and full-year 2020 earnings call, management will address the preliminary assessment of the purchase accounting treatment related to the Bombardier acquisition.
Revenue
Spirit’s fourth quarter of 2020 revenue was $877 million, down from the same period of 2019, primarily due to the significantly lower 737 MAX production resulting from the grounding of the program and the impacts of COVID-19. Deliveries decreased to 231 shipsets during the fourth quarter of 2020 compared to 452 shipsets in the same period of 2019, including Boeing 737 MAX deliveries of 19 shipsets compared to 153 shipsets in the same period of the prior year. Revenue for the full-year decreased to $3.4 billion, primarily due to the significantly lower Boeing 737 MAX production resulting from the grounding of the program and the impacts of COVID-19. Full-year deliveries decreased to 920 shipsets during 2020 compared to 1,791 shipsets in 2019, including Boeing 737 MAX deliveries of 71 shipsets compared to 606 shipsets in the prior year.
Spirit’s backlog at the end of the fourth quarter of 2020 was approximately $34 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the fourth quarter of 2020 was $101 million, down compared to operating income of $96 million in the same period of 2019. Included in the fourth quarter 2020 operating loss were excess capacity costs of $50.1 million and forward loss charges of $28.1 million, primarily driven by the lower production rates announced by Boeing and Airbus on the 787 and A350 programs. In comparison, during the fourth quarter of 2019, Spirit recorded $41.7 million of net forward loss charges and $13.5 million of unfavorable cumulative catch-up adjustments. Operating loss for the full-year of 2020 was $813 million, down compared to operating income of $761 million in 2019. Included in the 2020 operating loss were excess capacity costs of $278.9 million, abnormal costs related to COVID-19 of $33.7 million, and forward loss charges of $370.3 million, primarily driven by the lower production rates announced by Boeing and Airbus on the 787 and A350 programs. In comparison, during 2019, Spirit recorded $63.5 million of net forward loss charges. Additionally, during 2020, Spirit recognized restructuring expenses of $73.0 million for cost-alignment and headcount reductions and non-cash expenses of $86.5 million as a result of the voluntary retirement program ("VRP") offered during 2020.
Fourth quarter EPS was $(2.85), compared to $0.65 in the same period of 2019. Fourth quarter 2020 adjusted EPS* was $(1.31), which excluded the impacts from the Bombardier
* Non-GAAP financial measure, see Appendix for reconciliation acquisition, now-terminated Asco acquisition, restructuring costs, the VRP offered during 2020, and the $150.2 million deferred tax asset valuation allowance established during the fourth quarter of 2020. During the same period of 2019, adjusted EPS* was $0.79, which excluded the impact of the Asco acquisition and the VRP offered during 2019. Full-year 2020 EPS was $(8.38), compared to $5.06 in 2019. Full-year 2020 adjusted EPS* was $(5.72), which excluded the impacts from the Bombardier acquisition, now-terminated Asco acquisition, restructuring costs, VRP offered during 2020, and the deferred tax asset valuation allowance. In comparison, full-year 2019 adjusted EPS* was $5.54, which excluded the impact of the Asco acquisition and the VRP offered during 2019. (Table 1)
Cash
Cash from operations in the fourth quarter of 2020 was $(132) million, down from $204 million in the same quarter last year, primarily due to negative impacts of working capital requirements and significantly lower production deliveries, partially offset by favorable cash tax. Free cash flow* in the fourth quarter of 2020 was $(181) million, down compared to $91 million in the same period of 2019. Full-year cash from operations was $(745) million, down from $923 million in 2019, primarily due to negative impacts of working capital requirements, significantly lower production deliveries and restructuring costs of $73 million, partially offset by $215 million received as a result of the February 2020 MOA with Boeing as well as favorable cash taxes. Full-year free cash flow* was $(864) million, down compared to $691 million in 2019. Cash balance at the end of 2020 was $1.9 billion, compared to $2.4 billion at the end of 2019. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2020	2019	Change	2020	2019	Change
Cash from Operations	($132)	$204	**	($745)	$923	**
Purchases of Property, Plant & Equipment	($49)	($113)	(57%)	($119)	($232)	(49%)
Free Cash Flow*	($181)	$91	**	($864)	$691	**

Liquidity				December 31, 2020	December 31, 2019
Cash				$1,873	$2,351
Total Debt				$3,874	$3,034
** Represents an amount equal to or in excess of 100% or not meaningful.

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the fourth quarter of 2020 decreased 59 percent from the same period last year to $426 million, primarily due to lower production volumes on the Boeing 737, 787 and Airbus A350 programs. Operating margin for the fourth quarter of 2020
* Non-GAAP financial measure, see Appendix for reconciliation decreased to (4.7) percent, compared to 5.8 percent during the same period of 2019. This decrease was primarily due to forward losses recognized on the Boeing 787 and Airbus A350 programs as well as lower profit recognized on the Boeing 737 program due to excess capacity costs of $31.2 million with significantly fewer deliveries. In the fourth quarter of 2020, the segment recorded pretax $0.2 million of favorable cumulative catch-up adjustments and $14.0 million of net forward losses. In the fourth quarter of 2019, the segment recorded pretax $4.2 million of unfavorable cumulative catch-up adjustments and $24.1 million of net forward losses.
Propulsion Systems
Propulsion Systems segment revenue in the fourth quarter of 2020 decreased 59 percent from the same period last year to $219 million, primarily due to lower production volumes on the Boeing 737 program. Operating margin for the fourth quarter of 2020 decreased to 0.6 percent, compared to 18.7 percent during the same period of 2019, primarily due to lower margin recognized on the Boeing 737 program due to excess capacity costs of $10.3 million with significantly fewer deliveries. In the fourth quarter of 2020, the segment recorded pretax $0.7 million of favorable cumulative catch-up adjustments and $2.7 million of net forward losses. In the fourth quarter of 2019, the segment recorded pretax $6.3 million of unfavorable cumulative catch-up adjustments and $12.0 million of net forward losses.
Wing Systems
Wing Systems segment revenue in the fourth quarter of 2020 decreased 45 percent from the same period last year to $216 million, primarily due to lower production volumes on the Boeing 737 and Airbus A320 and A350 programs. Operating margin for the fourth quarter of 2020 decreased to (7.4) percent, compared to 10.0 percent during the same period of 2019, primarily due to forward losses recognized on the Boeing 787 and Airbus A350 programs as well as lower margin recognized on the Boeing 737 program due to excess capacity costs of $8.7 million with significantly fewer deliveries. In the fourth quarter of 2020, the segment recorded pretax $3.7 million of unfavorable cumulative catch-up adjustments and $11.4 million of net forward losses. In the fourth quarter of 2019, the segment recorded pretax $3.0 million of unfavorable cumulative catch-up adjustments and $5.6 million of net forward losses.
* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2020	2019	Change	2020	2019	Change

Segment Revenues
Fuselage Systems	$426.2	$1,034.5	(58.8%)	$1,725.9	$4,206.2	(59.0%)
Propulsion Systems	218.9	532.3	(58.9%)	784.5	2,057.8	(61.9%)
Wing Systems	216.4	390.9	(44.6%)	798.6	1,588.3	(49.7%)
All Other	15.1	1.6	**	95.8	10.8	**
Total Segment Revenues	$876.6	$1,959.3	(55.3%)	$3,404.8	$7,863.1	(56.7%)

Segment (Loss) Earnings from Operations
Fuselage Systems	($19.9)	$60.3	**	($454.5)	$440.8	**
Propulsion Systems	1.4	99.7	**	(36.8)	404.6	**
Wing Systems	(16.0)	38.9	**	(68.1)	216.0	**
All Other	5.8	0.9	**	34.7	3.4	**
Total Segment Operating (Loss) Earnings	($28.7)	$199.8	**	($524.7)	$1,064.8	**

Unallocated Expense
SG&A	($58.2)	($87.8)	33.7%	($237.4)	($261.4)	9.2%
Research & Development	(10.7)	(18.5)	42.2%	(38.8)	(54.5)	28.8%
Cost of Sales	(3.8)	2.2	**	(11.9)	11.9	**
Total (Loss) Earnings from Operations	($101.4)	$95.7	**	($812.8)	$760.8	**

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(4.7%)	5.8%	**	(26.3%)	10.5%	**
Propulsion Systems	0.6%	18.7%	**	(4.7%)	19.7%	**
Wing Systems	(7.4%)	10.0%	**	(8.5%)	13.6%	**
All Other	38.4%	56.3%	**	36.2%	31.5%	**
Total Segment Operating (Loss) Earnings as % of Revenues	(3.3%)	10.2%	**	(15.4%)	13.5%	**

Total Operating (Loss) Earnings as % of Revenues	(11.6%)	4.9%	**	(23.9%)	9.7%	**

** Represents an amount equal to or in excess of 100% or not meaningful.
Contact information:

Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Molly Edwards (316) 523-2479
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
•the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers' products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development, and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
•demand for our products and services and the general effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversity our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
•our ability and our suppliers' ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates of aircraft;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•our ability to effectively integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates, and our ability to accurately calculate and estimate the effect of such changes;
•our ability to recruit and retain a critical mass of highly skilled employees;
•our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs; and
* Non-GAAP financial measure, see Appendix for reconciliation

•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2020	2019	2020	2019
B737	19	153	71	606
B747	2	1	6	6
B767	8	8	28	33
B777	9	12	39	56
B787	20	42	112	166
Total Boeing	58	216	256	867

A220	11	14	43	40
A320 Family	101	172	466	682
A330	3	8	20	35
A350	11	30	62	111
A380	—	—	—	1
Total Airbus	126	224	591	869

Business/Regional Jet(1)	47	12	73	55

Total	231	452	920	1,791

(1) Beginning in the fourth quarter of 2020, includes Business/Regional Jet deliveries related to the Bombardier acquisition.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	($ in millions, except per share data)
Net revenue	$876.6	$1,959.3	$3,404.8	$7,863.1
Operating costs and expenses:
Cost of sales	904.5	1,757.3	3,845.5	6,786.4
Selling, general and administrative	58.2	87.8	237.4	261.4
Restructuring costs	4.6	—	73.0	—
Research and development	10.7	18.5	38.8	54.5
Loss on disposal of assets	—	—	22.9	—
Total operating costs and expenses	978.0	1,863.6	4,217.6	7,102.3
Operating (loss) income	(101.4)	95.7	(812.8)	760.8
Interest expense and financing fee amortization	(61.5)	(25.8)	(195.3)	(91.9)
Other (expense) income, net	(12.4)	6.1	(77.8)	(5.8)
(Loss) income before income taxes and equity in net (loss) income of affiliate	(175.3)	76.0	(1,085.9)	663.1
Income tax (provision) benefit	(119.8)	(8.1)	220.2	(132.8)
(Loss) income before equity in net (loss) income of affiliate	(295.1)	67.9	(865.7)	530.3
Equity in net loss of affiliate	(0.8)	(0.2)	(4.6)	(0.2)
Net (loss) income	($295.9)	$67.7	($870.3)	$530.1

(Loss) Earnings per share
Basic	($2.85)	$0.65	($8.38)	$5.11
Shares	104.0	103.5	103.9	103.6

Diluted	($2.85)	$0.65	($8.38)	$5.06
Shares	104.0	104.6	103.9	104.7

Dividends declared per common share	$0.01	$0.12	$0.04	$0.48

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2020	December 31, 2019
	($ in millions)
Assets
Cash and cash equivalents	$1,873.3	$2,350.5
Restricted cash	0.3	0.3
Accounts receivable, net	484.4	546.4
Contract assets, short-term	368.4	528.3
Inventory, net	1,422.3	1,118.8
Other current assets	336.3	98.7
Total current assets	4,485.0	4,643.0
Property, plant and equipment, net	2,503.8	2,271.7
Intangible assets, net	215.2	1.2
Goodwill	565.3	2.4
Right of use assets	70.6	48.9
Contract assets, long-term	4.4	6.4
Pension assets	455.9	449.1
Deferred income taxes	0.1	106.5
Other assets	83.6	76.8
Total assets	$8,383.9	$7,606.0
Liabilities
Accounts payable	$558.9	$1,058.3
Accrued expenses	365.6	240.2
Profit sharing	57.0	84.5
Current portion of long-term debt	340.7	50.2
Operating lease liabilities, short-term	5.5	6.0
Advance payments, short-term	18.9	21.6
Contract liabilities, short-term	97.6	158.3
Forward loss provision, short-term	184.6	83.9
Deferred revenue and other deferred credits, short-term	22.2	14.8
Other current liabilities	58.4	42.9
Total current liabilities	1,709.4	1,760.7
Long-term debt	3,532.9	2,984.1
Operating lease liabilities, long-term	66.6	43.0
Advance payments, long-term	327.4	333.3
Pension/OPEB obligation	440.2	35.7
Contract Liabilities, long-term	372.0	356.3
Forward loss provision, long-term	561.4	163.5
Deferred revenue and other deferred credits, long-term	38.9	34.4
Deferred grant income liability — non-current	28.1	29.0
Deferred income taxes	13.0	8.3
Other non-current liabilities	437.0	95.8
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,542,162 and 104,882,379 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,139.8	1,125.0
Accumulated other comprehensive loss	(154.1)	(109.2)
Retained earnings	2,326.4	3,201.3
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.8)
Total stockholders' equity	856.5	1,761.4
Noncontrolling interest	0.5	0.5
Total equity	857.0	1,761.9
Total liabilities and equity	$8,383.9	$7,606.0

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2020	December 31, 2019
Operating activities	($ in millions)
Net (loss) income	($870.3)	$530.1
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization expense	277.6	251.7
Amortization of deferred financing fees	20.4	3.5
Accretion of customer supply agreement	2.0	4.3
Employee stock compensation expense	24.2	36.1
Loss from derivative instruments	—	8.1
Loss from foreign currency transactions	25.0	1.6
Loss on disposition of assets	26.4	4.9
Deferred taxes	94.0	86.1
Long term income tax payable	1.5	—
Pension and other post-retirement benefits, net	44.5	(20.0)
Grant income	(3.5)	(16.2)
Equity in net loss of affiliates	4.6	0.2
Forward loss provision	216.5	40.7
Changes in assets and liabilities
Accounts receivable, net	168.3	12.8
Contract assets	168.2	(5.2)
Inventory, net	(39.5)	(95.4)
Accounts payable and accrued liabilities	(592.7)	34.6
Profit sharing/deferred compensation	(28.2)	16.0
Advance payments	(21.0)	120.8
Income taxes receivable/payable	(246.3)	(59.6)
Contract liabilities	(49.5)	(13.0)
Deferred revenue and other deferred credits	9.2	6.2
Other	23.7	(25.6)
Net cash (used in) provided by operating activities	($744.9)	$922.7
Investing activities
Purchase of property, plant and equipment	(118.9)	(232.2)
Equity in assets of affiliate	—	(7.9)
Acquisition, net of cash acquired	(388.5)	—
Other	5.4	0.2
Net cash used in investing activities	($502.0)	($239.9)
Financing activities
Proceeds from issuance of debt	400.0	250.0
Proceeds from issuance of bonds	1,700.0	—
Proceeds from revolving credit facility	—	900.0
Payment on revolving credit facility	(800.0)	(100.0)
Customer financing	10.0	—
Principal payments of debt	(31.6)	(13.4)
Payments on term loans	(439.7)	(16.6)
Taxes paid related to net share settlement awards	(14.5)	(12.9)
Proceeds from issuance of ESPP stock	2.6	2.6
Debt issuance and financing costs	(41.9)	—
Purchase of treasury stock	0.1	(75.8)
Dividends paid	(15.4)	(50.4)
Other	(0.1)	0.9
Net cash provided by financing activities	$769.5	$884.4
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3.3	5.9
Net (decrease) increase in cash, cash equivalents, and restricted cash	($474.1)	$1,573.1
Cash, cash equivalents, and restricted cash, beginning of the period	2,367.2	794.1
Cash, cash equivalents, and restricted cash, end of the period	$1,893.1	$2,367.2

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2020	December 31, 2019
Cash and cash equivalents, beginning of the period	$2,350.5	$773.6
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	16.4	20.2
Cash, cash equivalents, and restricted cash, beginning of the period	$2,367.2	$794.1

Cash and cash equivalents, end of the period	$1,873.3	$2,350.5
Restricted cash, short-term, end of the period	0.3	0.3
Restricted cash, long-term, end of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, end of the period	$1,893.1	$2,367.2
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	4th Quarter				Twelve Months
	2020		2019		2020		2019
GAAP Diluted (Loss) Earnings Per Share	($2.85)		$0.65		($8.38)		$5.06
Costs Related to Planned Acquisitions	0.06	a	0.17	b	0.20	a	0.43	c
Restructuring Costs	0.04	d	—		0.46	d	—
Voluntary Retirement Program	—		(0.03)	f	0.55	e	0.05	f
Deferred Tax Asset Valuation Allowance	1.44	g	—		1.45	g	—
Adjusted Diluted (Loss) Earnings Per Share	($1.31)		$0.79		($5.72)		$5.54

Diluted Shares (in millions)	104.0		104.6		103.9		104.7

a Represents the three and twelve months ended Q4 2020 transaction costs (included in SG&A)

b Represents the three months ended Q4 2019 Asco acquisition impact of $0.17 per share:
- Gains related to foreign currency fluctuation on Euro account of $0.05 (included in Other expense)
- Transaction costs of $0.22 (included in SG&A)

c Represents the twelve months ended Q4 2019 Asco acquisition impact of $0.43 per share:
- Loss related to foreign currency forward contract of $0.13 (included in Other expense)
- Loss related to foreign currency fluctuation on Euro account of $0.04 (included in Other expense)
- Transaction costs of $0.26 (included in SG&A)
d Represents the three and twelve months ended Q4 2020 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)
e Represents the twelve months ended Q4 2020 retirement incentive expenses resulting from the VRP offered in 2020 (included in Other expense)
f Represents the three and twelve months ended Q4 2019 retirement incentive expenses resulting from the VRP offered in 2019 (included in Other expense)
g Represents the three and twelve months ended Q4 2020 deferred tax asset valuation allowance (included in Income tax provision)

Free Cash Flow
($ in millions)

	4th Quarter		Twelve Months
	2020	2019	2020	2019
Cash from Operations	($132)	$204	($745)	$923
Capital Expenditures	(49)	(113)	(119)	(232)
Free Cash Flow	($181)	$91	($864)	$691

* Non-GAAP financial measure, see Appendix for reconciliation